Exhibit 99.1

Ryerson Reports Second Quarter 2025 Results

Operationalization of significant capex projects continued to progress as we gained market share, continued to grow our transactional business, and achieved Adjusted EBITDA, excl. LIFO at the top of our guidance range.

CHICAGO – July 29, 2025 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the second quarter ended June 30, 2025.

Highlights:

•
Generated second quarter revenue of $1.17 billion, in-line with guidance, with average selling prices up 2.8% and tons shipped up fractionally compared to the prior quarter
•
Generated net income attributable to Ryerson Holding Corporation of $1.9 million, or diluted income per share of $0.06, and Adjusted EBITDA, excluding LIFO1 of $45.0 million
•
Ended the second quarter with debt of $510 million and net debt2 of $479 million, compared to $498 million and $464 million, respectively, as of the end of the first quarter
•
Gained market share3 while also increasing transactional business mix for the fifth consecutive quarter, partially offsetting recessed contractual business
•
Declared a third-quarter 2025 dividend of $0.1875 per share

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q2 2025	Q1 2025	Q2 2024	QoQ	YoY	1H 2025	1H 2024	YoY

Revenue	$1,169.3	$1,135.7	$1,225.5	3.0%	(4.6)%	$2,305.0	$2,464.7	(6.5)%
Tons shipped	501	500	508	0.2%	(1.4)%	1,001	1,005	(0.4)%
Average selling price/ton	$2,334	$2,271	$2,412	2.8%	(3.2)%	$2,303	$2,452	(6.1)%
Gross margin	17.9%	18.0%	18.2%	-10 bps	-30 bps	18.0%	17.9%	10 bps
Gross margin, excl. LIFO	19.0%	18.6%	17.4%	40 bps	160 bps	18.8%	17.5%	130 bps
Warehousing, delivery, selling, general, and administrative expenses	$203.6	$202.1	$199.0	0.7%	2.3%	$405.7	$415.8	(2.4)%
As a percentage of revenue	17.4%	17.8%	16.2%	-40 bps	120 bps	17.6%	16.9%	70 bps
Net income (loss) attributable to Ryerson Holding Corporation	$1.9	$(5.6)	$9.9	133.9%	(80.8)%	$(3.7)	$2.3	(260.9)%
Diluted earnings (loss) per share	$0.06	$(0.18)	$0.29	$0.24	$(0.23)	$(0.12)	$0.07	$(0.19)
Adjusted diluted earnings (loss) per share	$0.08	$(0.18)	$0.33	$0.26	$(0.25)	$(0.10)	$0.14	$(0.24)
Adj. EBITDA, excl. LIFO	$45.0	$32.8	$42.6	37.2%	5.6%	$77.8	$82.8	(6.0)%
Adj. EBITDA, excl. LIFO margin	3.8%	2.9%	3.5%	90 bps	30 bps	3.4%	3.4%	0 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$510.2	$497.3	$525.4	2.6%	(2.9)%	$510.2	$525.4	(2.9)%
Cash and cash equivalents	$30.8	$33.6	$28.0	(8.3)%	10.0%	$30.8	$28.0	10.0%
Net debt	$479.4	$463.7	$497.4	3.4%	(3.6)%	$479.4	$497.4	(3.6)%
Net debt / LTM Adj. EBITDA, excl. LIFO	4.4x	4.3x	3.2x	0.1x	1.2x	4.4x	3.2x	1.2x
Cash conversion cycle (days)	66.3	66.5	77.6	(0.2)	(11.3)	66.7	76.5	(9.8)
Net cash provided by (used in) operating activities	$23.8	$(41.2)	$25.9	$65.0	$(2.1)	$(17.4)	$(21.9)	$4.5

Management Commentary

Eddie Lehner, Ryerson’s President, Chief Executive Officer & Director, said, “Self-help and execution are the name of the game amidst ongoing recessed demand conditions in the overall manufacturing and industrial metals sectors of the economy. Looking at macro-indicators such as PMI prints which continue to show contracting manufacturing conditions that square-up with our own internal demand indicators of quoting activity and order rates, we continue realizing the benefits of better execution around service center fundamentals of faster lead times, inventory placement, and on-time delivery. We grew market share and transactional business across the network as more capex and systems projects became fully operational and normalized despite ongoing sluggishness within OEM program accounts. On the pricing side of the house, we have seen falling stainless and carbon prices begin to stabilize while aluminum prices have trended higher, but the key is duration of this relative price stability as price discounting in the market is still prevalent. I want to thank all of my Ryerson colleagues for working safely and productively as we continue advancing our ability to create great customer experiences at speed, scale, value-add, and consistency across our network of intelligently connected service centers."

Second Quarter Results

Ryerson generated net sales of $1.17 billion in the second quarter of 2025, an increase of 3.0% compared to the prior quarter and within our guidance range. Average selling prices increased by 2.8% and tons shipped increased by 0.2% quarter-over-quarter. Revenue performance during the quarter was influenced by a combination of tariff-supported higher average selling prices for our carbon and aluminum products partially offset by slowed customer activity following first quarter pre-buying and a continuation of trade policy uncertainty.

Gross margin contracted by 10 basis points to 17.9% in the second quarter of 2025 compared to 18.0% in the first quarter of 2025, driven by the increase in cost of goods sold outpacing the increase in average selling prices for our product mix. In addition, due to the rising commodity price environment, increasing inventory values resulted in a higher-than-expected LIFO expense of $13.2 million compared to the previous quarter's LIFO expense of $6.8 million. Excluding the impact of LIFO, gross margin expanded by 40 basis points to 19.0% in the second quarter of 2025, compared to 18.6% in the first quarter.

Second quarter warehousing, delivery, selling, general, and administrative expenses of $203.6 million represents an increase of 0.7% compared to the first quarter of 2025 due to an additional business day. Expenses decreased sequentially both on a percentage of revenue and on a per day basis, illustrating management's commitment to tightly managing operating expenses. Compared to the prior year period, second quarter 2025 operating expenses increased by $4.6 million, or 2.3%, primarily driven by increased delivery expenses as well as the addition of Production Metals, which was acquired in August 2024.

Net income attributable to Ryerson Holding Corporation for the second quarter of 2025 was $1.9 million, or $0.06 per diluted share, compared to net loss of $5.6 million, or $0.18 per diluted share, in the previous quarter. Ryerson generated Adjusted EBITDA, excluding LIFO of $45.0 million in the second quarter of 2025 compared to $32.8 million in the first quarter of 2025.

Liquidity & Debt Management

Ryerson generated cash from operating activities of $23.8 million in the second quarter of 2025 compared to a usage of $41.2 million in the first quarter as accounts receivable normalized but were partially offset by modest inventory replacement. The Company ended the second quarter of 2025 with debt of $510 million and net debt of $479 million, a sequential increase of $12 million and $15 million, respectively, compared to the first quarter of 2025. Ryerson’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, was $485 million as of June 30, 2025, compared to $490 million as of March 31, 2025.

Shareholder Return Activity

Dividends. On July 29, 2025, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on September 18, 2025, to stockholders of record as of September 4, 2025. During the second quarter of 2025, Ryerson’s quarterly dividend amounted to a cash return of approximately $6.0 million.

Share Repurchases and Authorization. Ryerson did not repurchase shares during the second quarter of 2025. As of June 30, 2025, $38.4 million remained under the existing authorization.

Outlook Commentary

For the third quarter of 2025, Ryerson expects customer shipments to decrease by 2% to 4% quarter-over-quarter, reflecting both normal seasonality patterns as well as overall recessed manufacturing and industrial metal demand conditions driving cautious customer behavior, particularly in our larger OEM contractual customers book of business. The Company anticipates third quarter net sales to be in the range of $1.14 billion to $1.18 billion, with average selling prices increasing 1% to 3%. LIFO expense in the third quarter of 2025 is expected to be between $9 million to $11 million. We therefore expect adjusted EBITDA, excluding LIFO in the range of $40 million to $45 million and earnings per diluted share in the range of $0.00 to $0.06.

Second Quarter 2025 Major Product Metrics
Net Sales (millions)
	Q2 2025	Q1 2025	Q2 2024	Quarter-over-quarter	Year-over-year

Carbon Steel	$578	$563	$644	2.7%	(10.2%)
Aluminum	$306	$275	$277	11.3%	10.5%
Stainless Steel	$271	$281	$286	(3.6%)	(5.2%)

Tons Shipped (thousands)
	Q2 2025	Q1 2025	Q2 2024	Quarter-over-quarter	Year-over-year

Carbon Steel	391	389	397	0.5%	(1.5%)
Aluminum	50	48	49	4.2%	2.0%
Stainless Steel	60	61	59	(1.6%)	1.7%

Average Selling Prices (per ton)
	Q2 2025	Q1 2025	Q2 2024	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,478	$1,447	$1,622	2.1%	(8.9%)
Aluminum	$6,120	$5,729	$5,653	6.8%	8.3%
Stainless Steel	$4,517	$4,607	$4,847	(2.0%)	(6.8%)

First Half 2025 Major Product Metrics
		Net Sales (millions)
		1H 2025	1H 2024	Year-over-year

Carbon Steel		$1,141	$1,288	(11.4%)
Aluminum		$581	$556	4.5%
Stainless Steel		$552	$583	(5.3%)

		Tons Shipped (thousands)
		1H 2025	1H 2024	Year-over-year

Carbon Steel		780	781	(0.1%)
Aluminum		98	99	(1.0%)
Stainless Steel		121	120	0.8%

		Average Selling Prices (per ton)
		1H 2025	1H 2024	Year-over-year

Carbon Steel		$1,463	$1,649	(11.3%)
Aluminum		$5,929	$5,616	5.6%
Stainless Steel		$4,562	$4,858	(6.1%)

Earnings Call Information

Ryerson will host a conference call to discuss second quarter 2025 financial results for the period ended June 30, 2025, on Wednesday, July 30, 2025, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has approximately 4,300 employees and over 110 locations. Visit Ryerson at www.ryerson.com.

Ryerson Investor Relations:

investorinfo@ryerson.com

Notes:

1For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

2Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

3North American Industry shipments declined by 2.1% in the second quarter (per the Metals Service Center Institute) while Ryerson North American shipments declined by 1.2%, implying Ryerson market share growth

Legal Disclaimer
The contents herein are provided for general information purposes only and do not constitute an offer to sell or purchase, or a solicitation of an offer to purchase, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or purchase, or a solicitation of an offer to purchase, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision
Certain statements made in this release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the influence of a single investor group over our policies and procedures; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our most recent our annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2025		2024	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2025	2024

NET SALES	$1,169.3	$1,135.7	$1,225.5	$2,305.0	$2,464.7
Cost of materials sold	959.9	931.3	1,002.0	1,891.2	2,023.6
Gross profit	209.4	204.4	223.5	413.8	441.1
Warehousing, delivery, selling, general, and administrative	203.6	202.1	199.0	405.7	415.8
Restructuring and other charges	—	—	1.7	—	1.7
OPERATING PROFIT	5.8	2.3	22.8	8.1	23.6
Other income and (expense), net	(2.3)	0.3	1.8	(2.0)	1.6
Interest and other expense on debt	(9.8)	(9.5)	(11.3)	(19.3)	(21.4)
INCOME (LOSS) BEFORE INCOME TAXES	(6.3)	(6.9)	13.3	(13.2)	3.8
Provision (benefit) for income taxes	(8.4)	(1.6)	3.0	(10.0)	0.9
NET INCOME (LOSS)	2.1	(5.3)	10.3	(3.2)	2.9
Less: Net income attributable to noncontrolling interest	0.2	0.3	0.4	0.5	0.6
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$1.9	$(5.6)	$9.9	$(3.7)	$2.3
EARNINGS (LOSS) PER SHARE
Basic	$0.06	$(0.18)	$0.29	$(0.12)	$0.07
Diluted	$0.06	$(0.18)	$0.29	$(0.12)	$0.07
Shares outstanding - basic	32.2	31.9	34.2	32.0	34.1
Shares outstanding - diluted	32.4	31.9	34.4	32.0	34.6

Dividends declared per share	$0.1875	$0.1875	$0.1875	$0.375	$0.375

Supplemental Data :
Tons shipped (000)	501	500	508	1,001	1,005
Shipping days	64	63	64	127	128
Average selling price/ton	$2,334	$2,271	$2,412	$2,303	$2,452
Gross profit/ton	418	409	440	413	439
Operating profit/ton	12	5	45	8	23
LIFO expense (income) per ton	26	14	(20)	20	(9)
LIFO expense (income)	13.2	6.8	(10.0)	20.0	(9.0)
Depreciation and amortization expense	19.4	19.2	18.0	38.6	35.4
Cash flow provided by (used in) operating activities	23.8	(41.2)	25.9	(17.4)	(21.9)
Capital expenditures	(9.9)	(8.0)	(22.7)	(17.9)	(44.5)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Third Quarter 2025 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	June 30,	December 31,
	2025	2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$30.8	$27.7
Restricted cash	1.4	1.6
Receivables, less provisions of $3.4 at June 30, 2025 and $2.5 at December 31, 2024	532.8	425.6
Inventories	675.6	684.6
Prepaid expenses and other current assets	84.0	68.1
Total current assets	1,324.6	1,207.6
Property, plant, and equipment, at cost	1,163.9	1,152.0
Less: accumulated depreciation	544.6	515.3
Property, plant, and equipment, net	619.3	636.7
Operating lease assets	343.4	344.6
Other intangible assets	63.5	68.3
Goodwill	161.5	161.8
Deferred charges and other assets	25.8	20.5
Total assets	$2,538.1	$2,439.5
Liabilities
Current liabilities:
Accounts payable	$506.3	$440.8
Salaries, wages, and commissions	39.6	35.7
Other accrued liabilities	66.9	67.1
Short-term debt	1.4	0.7
Current portion of operating lease liabilities	33.2	32.1
Current portion of deferred employee benefits	3.8	3.7
Total current liabilities	651.2	580.1
Long-term debt	508.8	466.7
Deferred employee benefits	81.1	90.9
Noncurrent operating lease liabilities	336.0	334.6
Deferred income taxes	127.7	129.0
Other noncurrent liabilities	12.1	13.7
Total liabilities	1,716.9	1,615.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 40,360,234 and 39,899,093 shares issued at June 30, 2025 and December 31, 2024, respectively	0.4	0.4
Capital in excess of par value	430.6	423.5
Retained earnings	763.7	779.6
Treasury stock, at cost - Common stock of 8,164,148 shares at June 30, 2025 and 8,051,226 shares at December 31, 2024	(237.0)	(234.4)
Accumulated other comprehensive loss	(146.2)	(153.8)
Total Ryerson Holding Corporation Stockholders' Equity	811.5	815.3
Noncontrolling interest	9.7	9.2
Total Equity	821.2	824.5
Total Liabilities and Stockholders' Equity	$2,538.1	$2,439.5

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2025		2024	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2025	2024

Net income (loss) attributable to Ryerson Holding Corporation	$1.9	$(5.6)	$9.9	$(3.7)	$2.3
Interest and other expense on debt	9.8	9.5	11.3	19.3	21.4
Provision (benefit) for income taxes	(8.4)	(1.6)	3.0	(10.0)	0.9
Depreciation and amortization expense	19.4	19.2	18.0	38.6	35.4
EBITDA	$22.7	$21.5	$42.2	$44.2	$60.0
Gain on insurance settlement	(1.0)	—	—	(1.0)	—
Reorganization	5.0	4.0	12.7	9.0	32.8
Impairment charges on assets	1.8	—	—	1.8	—
Pension settlement loss	—	—	—	—	2.2
Benefit plan curtailment gain	—	—	—	—	(0.3)
Foreign currency transaction (gains) losses	2.7	—	(0.4)	2.7	(1.6)
Purchase consideration and other transaction costs (credits)	0.5	0.4	(1.1)	0.9	(1.0)
Other adjustments	0.1	0.1	(0.8)	0.2	(0.3)
Adjusted EBITDA	$31.8	$26.0	$52.6	$57.8	$91.8

Adjusted EBITDA	$31.8	$26.0	$52.6	$57.8	$91.8
LIFO expense (income)	13.2	6.8	(10.0)	20.0	(9.0)
Adjusted EBITDA, excluding LIFO expense (income)	$45.0	$32.8	$42.6	$77.8	$82.8

Net sales	$1,169.3	$1,135.7	$1,225.5	$2,305.0	$2,464.7

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	3.8%	2.9%	3.5%	3.4%	3.4%

Gross profit	$209.4	$204.4	$223.5	$413.8	$441.1

Gross margin	17.9%	18.0%	18.2%	18.0%	17.9%

Gross profit	$209.4	$204.4	$223.5	$413.8	$441.1
LIFO expense (income)	13.2	6.8	(10.0)	20.0	(9.0)
Gross profit, excluding LIFO expense (income)	$222.6	$211.2	$213.5	$433.8	$432.1

Gross margin, excluding LIFO expense (income)	19.0%	18.6%	17.4%	18.8%	17.5%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on insurance settlement, reorganization expenses, impairment charges on assets, pension settlement loss, benefit plan curtailment gain, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2025		2024	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2025	2024

Net income (loss) attributable to Ryerson Holding Corporation	$1.9	$(5.6)	$9.9	$(3.7)	$2.3

Gain on insurance settlement	(1.0)	—	—	(1.0)	—
Restructuring and other charges	—	—	1.7	—	1.7
Impairment charges on assets	1.8	—	—	1.8	—
Pension settlement loss	—	—	—	—	2.2
Benefit plan curtailment gain	—	—	—	—	(0.3)
Benefit for income taxes	(0.2)	—	(0.4)	(0.2)	(0.9)

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$2.5	$(5.6)	$11.2	$(3.1)	$5.0

Adjusted diluted earnings (loss) per share	$0.08	$(0.18)	$0.33	$(0.10)	$0.14

Shares outstanding - diluted	32.4	31.9	34.4	32.0	34.6

Note: Adjusted net income (loss) and Adjusted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	2025		2024	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2025	2024

Net cash provided by (used in) operating activities	$23.8	$(41.2)	$25.9	$(17.4)	$(21.9)
Capital expenditures	(9.9)	(8.0)	(22.7)	(17.9)	(44.5)
Proceeds from sales of property, plant, and equipment	0.2	0.1	0.1	0.3	1.5
Free cash flow	$14.1	$(49.1)	$3.3	$(35.0)	$(64.9)

Market capitalization	$694.5	$739.2	$657.0	$694.5	$657.0

Free cash flow yield	2.0%	(6.6)%	0.5%	(5.0)%	(9.9)%

Note: Market capitalization is calculated using June 30, 2025, March 31, 2025, and June 30, 2024 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Third Quarter 2025 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Third Quarter 2025
	Low	High
Net income attributable to Ryerson Holding Corporation	$-	$2

Diluted earnings per share	$-	$0.06

Interest and other expense on debt	10	10
Provision for income taxes	-	1
Depreciation and amortization expense	20	20
EBITDA	$30	$33
Adjustments	1	1
Adjusted EBITDA	$31	$34
LIFO expense	9	11
Adjusted EBITDA, excluding LIFO expense	$40	$45

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.